UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2016

Lumentum Holdings Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-36861	47-3108385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)
(408) 546-5483
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 4, 2016, Lumentum Operations LLC, a majority-owned subsidiary of Lumentum Holdings Inc. (together, the “Company”) entered into a separation agreement (the “Agreement”) with Craig Cocchi, Senior Vice President, Operations pursuant to which Mr. Cocchi’s employment with the Company will end on April 1, 2016 (the “Termination Date”).
Provided that Mr. Cocchi is not earlier terminated for Cause (as defined in the Agreement), and conditioned upon signing a release of claims, Mr. Cocchi will receive certain severance benefits upon termination specified in the Company’s 2015 Change in Control and Severance Benefits Plan (the “2015 Plan”). These benefits include: (i) acceleration of vesting of any outstanding and unvested equity awards that are subject to time-based vesting conditions that would have vested over the 9-month period following the Termination Date, (ii) a lump sum cash payment equal to 9 months of his current base salary, less applicable withholdings, and (iii) Company paid COBRA benefits for a period of up to 9 months.
The foregoing is a summary description of the material terms of the Agreement, and is qualified in its entirety by the text of the Agreement, which is attached hereto as Exhibit 10.1, and the 2015 Plan which was previously filed with the Securities and Exchange Commission on August 6, 2015 as Exhibit 10.5 to the Company’s Current Report on Form 8-K, both of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is provided as part of this Form 8-K:

Exhibit No.	Description
10.1	Separation Agreement between Lumentum Operations LLC and Craig Cocchi dated February 4, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lumentum Holdings Inc.

/s/ Alan Lowe
Alan Lowe
President and Chief Executive Officer

February 4, 2016